EX-33.5
(logo) SWBC

9311 San Pedro | Suite 600 | San Antonio, Texas 78216
210.525.1241 | 1.800.527.0066 | FAX: 210.525.1240 | www.swbc.com



MANAGEMENT'S ASSERTION ON
COMPLIANCE WITH REGULATION AB CRITERIA


Southwest Business Corporation, SWBC, (the "Asserting Party") is responsible for assessing compliance as of December 31, 2007 and for year then ended (the "Reporting Period") with the servicing criteria set forth in Section 229.1122(d)(1)(iv), (d)(4)(xi) and (d)(4)(xiii) of the Code of Federal Regulations (the "CFR") which the Asserting Party has concluded are applicable to the servicing of certain loans of Saxon Mortgage Services, Inc., (the "Applicable Servicing Criteria"). These certain loans are defined as escrowed loans serviced for the transactions listed on the following page.


The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has identified no material instances of noncompliance with the servicing criteria as set forth in Section 229.1122(d)(1)(iv), (d)(4)(xi) and (d)(4)(xiii) of the CFR. The Asserting Party has furthermore concluded that the Asserting Party has complied, in all material respects, with Sections 229.1122(d)(1)(iv), (d)(4)(xi) and (d)(4)(xiii) of the CFR for the Applicable Servicing Criteria.


Deloitte Touche LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assertion.

Southwest Business Corporation


/s/ Gary L. Dudley
Gary L. Dudley
President
February 29, 2008


INSURANCE * MORTGAGES * INVESTMENT SOLUTIONS


(page)



Regulation AB Servicing Criteria

Investor Listing


Morgan Stanley ABS Capital I Inc. Trust 2006-HE8 Morgan Stanley ABS Capital I Inc. Trust 2007-HE1 Morgan Stanley ABS Capital I Inc. Trust 2007-NC1 Morgan Stanley ABS Capital I Inc. Trust 2007-HE2 Morgan Stanley Home Equity Loan Trust 2007-1 Morgan Stanley ABS Capital I Inc. Trust 2007-HE3 Morgan Stanley ABS Capital I Inc. Trust 2007-HE4 Morgan Stanley Home Equity Loan Trust 2007-2 Morgan Stanley ABS Capital I Inc. Trust 2007-HE5 Morgan Stanley ABS Capital I Inc. Trust 2007-NC2 Morgan Stanley ABS Capital I Inc. Trust 2007-NC3 Morgan Stanley ABS Capital I Inc. Trust 2007-HE6 Morgan Stanley ABS Capital I Inc. Trust 2007-NC4 Morgan Stanley Structured Trust 2007-1 Morgan Stanley Mortgage Loan Trust 2007-12 Morgan Stanley Mortgage Loan Trust 2007-13 Morgan Stanley ABS Capital I Inc. Trust 2007-HE7 Morgan Stanley ABS Capital I Inc. Trust 2007-HE8 Morgan Stanley Mortgage Loan Trust 2007-15AR IXIS Real Estate Capital Trust 2005-HE1 IXIS Real Estate Capital Trust 2005-HE2 IXIS Real Estate Capital Trust 2006-HE3 IXIS Real Estate Capital Trust 2006-HE1 NATIXIS Real Estate Capital Trust 2007-HE2 Saxon Asset Securities Trust 2007-1 Saxon Asset Securities Trust 2007-2 Saxon Asset Securities Trust 2007-3 Saxon Asset Securities Trust 2007-4 ABFC 2007-WMC1 Trust NovaStar Mortgage Funding Trust, Series 2006-1 NovaStar Mortgage Funding Trust, Series 2006-MTA1 NovaStar Mortgage Funding Trust, Series 2006-2 NovaStar Mortgage Funding Trust, Series 2006-3 NovaStar Mortgage Funding Trust, Series 2006-4 NovaStar Mortgage Funding Trust, Series 2006-5 NovaStar Mortgage Funding Trust, Series 2006-6 NovaStar Mortgage Funding Trust, Series 2007-1 NovaStar Mortgage Funding Trust, Series 2007-2 Morgan Stanley ABS Capital I Inc. Trust 2007-SEA1